UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2016

Plastic2Oil, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52444	90-0822950
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

20 Iroquois Street Niagara Falls, NY	14303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 278-0015

NA

(Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2016, Plastic2Oil, Inc. (the “Company”) granted to Rahoul S. Banerjea, the Company’s Chief Financial Officer and Secretary, two awards of incentive stock options to purchase a total of 5,250,000 shares of the Company’s common stock pursuant to the Company’s 2012 Long-Term Incentive Plan. The awards consisted of (i) an award of 2,250,000 option shares, at an exercise price of $0.17 per share, which are fully vested on the date of the grant and (ii) an award of 3,000,000 option shares, at an exercise price of $0.5 per share (representing the closing sales price for shares of the Company’s common stock on the OTCQB Capital Market on the date of grant), which shall vest in equally annual installments over a period of three years beginning on March 18, 2017, subject to acceleration of certain vesting upon the occurrence of a Change in Control or termination of employment for Good Reason or without Cause (as such terms are defined in the relevant Incentive Stock Option Agreement).

A copy of the Incentive Stock Option Agreement for each award is filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K. The foregoing summary description of the option awards is qualified in its entirety by each agreement itself, which are incorporated herein by reference.

Section 8 — Other Events

Item 8.01 Other Events. On October 18, 2016, the Company received additional gross proceeds of $400,000 from the sale of secured promissory notes in the previously disclosed private placement.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Incentive Stock Option Agreement between Plastic2Oil, Inc. and Rahoul S. Banerjea (Option agreement #1)

10.2	Incentive Stock Option Agreement between Plastic2Oil, Inc. and Rahoul S. Banerjea (Option Agreement #2)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plastic2Oil, Inc.

Dated: October 31, 2016	By:	/s/ Richard Heddle
Richard Heddle
President, Chief Executive Officer,
and Director